Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Coincheck Group N.V.
(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, nominal value €0.01 per share	Other	13,004,000	$5.87	$76,333,480	0.00015310	$11,686.66

Total Offering Amounts					$76,333,480		$11,686.66

Total Fee Offsets							—

Net Fee Due							$11,686.66

(1)	Covers ordinary shares, nominal value of €0.01 per share, of Coincheck Group N.V. (“Ordinary Shares”), issuable under the Coincheck Group 2024 Omnibus Incentive Plan (the “Plan”), consisting of (i) 9,079,565 Ordinary Shares initially available for awards under the Plan and (ii) 3,924,435 Ordinary Shares expected to become reserved for issuance as of April 1, 2025, as a result of the operation of the “evergreen” provision of the Plan, which provides that the total number of Ordinary Shares subject to the Plan will be increased on the first day of each fiscal year pursuant to a specified formula. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 (the “Registration Statement”) to which this exhibit relates also covers an indeterminate number of additional Ordinary Shares that may become issuable under the Plan to prevent dilution resulting from share dividends, share splits, and other similar transactions.
(2)	Estimated solely for calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act. The amount of the registration fee is based on a price of $5.87 per share, which is the average of the high and low prices of the Ordinary Shares on Nasdaq on March 20, 2025.